Exhibit 99.1

Media Contact:

Andrea tenBroek

Communications Representative

(978) 646-1815

mediarelations@abiomed.com

Investor Relations:

Edward E. Berger, Ph.D.

Vice President for Policy, Reimbursement and External Relations

(978) 646-1814

ir@abiomed.com

ABIOMED REPORTS FISCAL FIRST QUARTER FINANCIAL RESULTS

- Strong Revenue Performance Highlights Progress on Multiple Fronts -

DANVERS, Mass. (July 30, 2004) – ABIOMED, Inc. (NASDAQ: ABMD) today released financial results for the first quarter of fiscal year 2005 ended June 30, 2004, and commented on significant highlights of the quarter and recent weeks.

Operating highlights include:

•                  Total product revenues of $7.4 MM, an increase of 47% above the comparable quarter of the prior year; the increase in domestic product revenues was 56%

•                  A 25% reduction in quarterly net loss compared to the first quarter of fiscal 2004 as we continue to make progress toward our goal of profitability

•                  Double digit growth in units and dollars across our entire commercial product line

•                  Implementation of price increases to reflect the value of our products and services

•                  Record high 1st Quarter in the history of ABIOMED, Inc., and the highest year-to-year quarterly growth in 26 quarters

•                  Progress on track for our product development timelines and reliability targets, including two AbioCor® clinical trial implants, with approximately $45MM in cash and investments.

•                  Completion of comprehensive review of workforce using newly implemented performance metrics as part of our annual personnel review process

“Overall, we are pleased with our performance but not satisfied,” said Chief Executive Officer and President Michael R. Minogue.  “We have several new processes and people ramping up in every role, from sales to product development and from engineering to operations.  I am very proud of this team’s ability to perform during major changes in the organization, and while we conducted in-depth reviews of every program, person, and priority.  This is a testament to the team that David Lederman built and to the new leaders who have joined ABIOMED.  We remain focused on creating a winning culture that saves lives, leads in technology and innovation, and becomes profitable.”

Financial results for the first quarter of fiscal year 2005 ended June 30, 2004 are summarized in the attached table.  Financial highlights of the quarter included:

Product Revenues.   Product revenues for the quarter ended June 30, 2004 were $7.4 million, or 47% above the prior year comparable quarter revenue of $5.0 million.  A very strong 56% increase in domestic product revenue was partially offset by weakness in international sales.  The largest portion of the increase was attributable to sales of our new AB5000™ Ventricles and AB5000™ Consoles, although an increase in BVS® Blood Pump sales as compared to the first quarter of the prior year also contributed.  Price increases across all product lines implemented during the final month of the quarter also contributed to the year-to-year revenue growth, and did not seem to have a restraining influence on unit volumes.

Cost Of Product Revenues.  Cost of product revenues as a percentage of product revenues was 24% in the three months ended June 30, 2004, unchanged for the comparable period of the prior year.

Research and Development Expenses.  Research and development expenses decreased by $0.8 million, or 20%, to $3.3 million in the three months ended June 30, 2004, from $4.1 million in the three months ended June 30, 2003.  The decrease during the three months ended June 30, 2004 in comparison to the same period a year earlier is primarily related to lower AbioCor labor and material costs during the current phase of our clinical trial and to a shifting of some of our resources to commercial manufacturing activities.  Research and development expense during the quarter consisted of continued clinical and development efforts related to the AbioCor, the AbioCor II and our continued efforts to enhance and extend the BVS and new AB5000 product offerings.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.7 million, or 54%, to $4.9 million in the three months ended June 30, 2004, from $3.2 million in the three months ended June 30, 2003.  The largest factor in the increase was $1.0 million associated with the recruiting and relocation of senior level additions to the management team.  Selling and marketing costs also increased as we continued to focus more of our efforts and resources on the commercial development of our new and existing products.

Net Loss.  Net loss for the quarter was $2.4 million or $0.11 per share, 25% below the $3.2 million or $0.15 per share loss in the comparable quarter of the prior year.  Excluding the charges for recruitment and relocation included in SGA would yield a pro forma loss of $1.4 million or $0.06 per share for the quarter.

Cash, Short-term Marketable Securities and Long-term Investments.  As of June 30, 2004 the Company had total cash, short-term marketable securities and long-term investments of $45.1 million.   This is a $0.4 million decrease from the total cash, short-term marketable securities and long-term investments of $45.5 million at March 31, 2004.  During the quarter ended June 30, 2004 the Company benefited from $2.7 million in cash proceeds as a result of employee stock option exercises.

ABIOMED will be hosting a conference call with analysts and investors to discuss fiscal 2005 first quarter results.  This conference call is scheduled for today, July 30, at 11:00 a.m. Eastern Time and may be heard live via our website at www.abiomed.com.

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-ee-oh-med”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. The Company’s AbioCor™ Implantable Replacement Heart is the subject of an initial clinical trial being conducted under an Investigational Device Exemption from the U.S. Food and Drug Administration.  The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial.

ABIOMED currently manufactures and sells the BVS® and the AB5000 heart assist devices for the temporary support of all patients with failing but potentially recoverable hearts.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

ABIOMED, Inc.

FINANCIAL HIGHLIGHTS

CONSOLIDATED OPERATING RESULTS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	June 30 2004	June 30 2003

Product Revenues	$7,366	$5,013
Funded Research & Development	75	87
Total Operating Revenues	7,441	5,100

Cost of Product Revenues	1,757	1,222
R&D Expenses	3,308	4,123
S,G&A Expenses	4,917	3,201
Total Operating Expenses	9,982	8,546

Loss from Operations	(2,541)	(3,446)

Other Income, net	162	261

Net Loss	$(2,379)	$(3,185)

Net Loss per Share	$(0.11)	$(0.15)

Weighted Average Shares Outstanding	21,571	21,053

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2004	March 31, 2004

Cash and Investments	$45,154	$45,541

Working Capital	$38,389	$32,154

Total Assets	$59,638	$59,161

Current Liabilities	$5,094	$4,825

Stockholders’ Equity	$54,544	$54,336

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